LIMITED POWER OF ATTORNEY
CONFIRMING STATEMENT



This Statement confirms that the undersigned, Simone A. Muscarnera, has authorized and designated Robert N. Edwards, Esq., an Attorney at Law of New Jersey, to execute and file on the undersigned's behalf on Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Fedders Corporation. The authority of Mr. Edwards under this Statement shall continue until revoked in writing by the undersigned. The undersigned acknowledges that Mr. Edwards is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




				  /s/ Simone A. Muscarnera
Date: ____________________	____________________________
				 Simone A. Muscarnera